Exhibit 99.2

Ocean Power Technologies Prices Underwritten Public Offering of Common Stock

Pennington, NJ – April 4, 2014 – Ocean Power Technologies, Inc. (Nasdaq: OPTT) (“OPT” or “the Company”), today announced the pricing of an underwritten public offering of 3,800,000 shares of its common stock at a price of $3.10 per share. The company has also granted to the underwriters a 30-day option to acquire an additional 570,000 shares to cover overallotments in connection with the offering. After the underwriting discount and estimated offering expenses payable by the company, the company expects to receive net proceeds of approximately $10.8 million, assuming no exercise of the overallotment option. The offering is expected to close on April 9, 2014, subject to customary closing conditions.

Roth Capital Partners is acting as the sole manager for the offering.

The Company intends to use the net proceeds of any sale of securities under this prospectus supplement for any combination of working capital, capital expenditures, and general business purposes, including additional development, testing and demonstrations of its PowerBuoy systems. Until the Company uses the net proceeds in the manner described above, it may temporarily use them to make short-term investments.

The shares described above are being offered by OPT pursuant to a registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission (“SEC”). A prospectus supplement relating to the offering has also been filed with the SEC and is available on the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Roth Capital Partners, 888 San Clemente Drive, Newport Beach, CA 92660, (800) 678-9147 or by accessing the SEC’s website, www.sec.gov.

About Ocean Power Technologies

The Ocean Power Technologies group is a pioneer in wave-energy technology that harnesses ocean wave resources to generate reliable and clean and environmentally-beneficial electricity. OPT has a strong track record in the advancement of wave energy and participates in an estimated $150 billion annual power generation equipment market. OPT’s proprietary PowerBuoy® system is based on modular, ocean-going buoys that capture and convert predictable wave energy into clean electricity. Ocean Power Technologies is widely recognized as a leading developer of on-grid and autonomous wave-energy generation systems, benefiting from over 15 years of in-ocean experience. Ocean Power Technologies, Inc. is listed on Nasdaq (OPTT), and is headquartered in Pennington, New Jersey, USA. Ocean Power Technologies (Australasia) Pty Ltd has operations in Melbourne and Perth, Australia, and Ocean Power Technologies Ltd is based in Warwick, UK. More information can be found at www.oceanpowertechnologies.com, www.optaustralasia.com.au and www.victorianwaveproject.com.au.

Forward-Looking Statements

This release may contain "forward-looking statements" that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current expectations about its future plans and performance, including statements concerning the impact of marketing strategies, new product introductions and innovation, deliveries of product, sales, earnings and margins. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company's most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Company Contact: Mark A. Featherstone, Chief Financial Officer	Telephone: (+1) 609 730 0400